SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                            SCHEDULE 13D
                           (RULE 13D-101)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                     FILED PURSUANT TO RULE 13d-2(a)


                         AMENDMENT NO.8

                      WESTERN SIZZLIN CORPORATION

                          (NAME OF ISSUER)

            Common Stock, par value $.01 per share

                  (TITLE OF CLASS OF SECURITIES)

                           959542101

                        (CUSIP NUMBER)

                         Paul D. Sonkin
                 Hummingbird Management, LLC
                460 Park Avenue, 12th Floor
                 New York, New York 10022
                        212 750-7117

             (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
            AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)



                       November 9, 2006

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

    Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                   (Continued on following pages)


                          (Page 1 of 10 Pages)

-------------------                             ----------------
CUSIP No. 959542101              13D/A         Page 2 of 10 Pages
-------------------                            -----------------


----------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Hummingbird Management, LLC
              IRS No. 13-4082842
----------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A  GROUP*    (a)    [x]
                                                      (b)    [ ]

----------------------------------------------------------------
3.            SEC USE ONLY

----------------------------------------------------------------
4.            SOURCES OF FUNDS

              AF
----------------------------------------------------------------
5.             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
               REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [ ]
----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
----------------------------------------------------------------
  NUMBER OF    7.      SOLE VOTING POWER    	  27,890
   SHARES
              --------------------------------------------------
BENEFICIALLY   8.      SHARED VOTING POWER        0
  OWNED BY
              --------------------------------------------------
    EACH       9.      SOLE DISPOSITIVE POWER     27,890
 REPORTING
              ------------------------------------------------------------------
PERSON WITH   10.      SHARED DISPOSITIVE POWER    0

--------------------------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON
                                                  27,890
----------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES *                    [ ]

----------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11   2.3%

----------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*

          OO
----------------------------------------------------------------

                          (Page 2 of 10 Pages)

-------------------                             ----------------
CUSIP No. 959542101              13D/A         Page 3 of 10 Pages
-------------------                            -----------------


----------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Hummingbird Capital, LLC

----------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A  GROUP*    (a)    [x]
                                                      (b)    [ ]

----------------------------------------------------------------
3.            SEC USE ONLY

----------------------------------------------------------------
4.            SOURCES OF FUNDS

              AF
----------------------------------------------------------------
5.             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
               REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [ ]
----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
----------------------------------------------------------------
  NUMBER OF    7.      SOLE VOTING POWER    	  27,890
   SHARES
              --------------------------------------------------
BENEFICIALLY   8.      SHARED VOTING POWER        0
  OWNED BY
              --------------------------------------------------
    EACH       9.      SOLE DISPOSITIVE POWER     27,890
 REPORTING
              ------------------------------------------------------------------
PERSON WITH   10.      SHARED DISPOSITIVE POWER    0

--------------------------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON
                                                  27,890
----------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES *                    [ ]

----------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11   2.3%

----------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*

          OO
----------------------------------------------------------------

                          (Page 3 of 10 Pages)

-------------------                             ----------------
CUSIP No. 959542101              13D/A         Page 4 of 10 Pages
-------------------                            -----------------


----------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Paul D. Sonkin

----------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A  GROUP*    (a)    [x]
                                                      (b)    [ ]

----------------------------------------------------------------
3.            SEC USE ONLY

----------------------------------------------------------------
4.            SOURCES OF FUNDS

              OO
----------------------------------------------------------------
5.             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
               REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [ ]
----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------
  NUMBER OF    7.      SOLE VOTING POWER    	  27,890
   SHARES
              --------------------------------------------------
BENEFICIALLY   8.      SHARED VOTING POWER        0
  OWNED BY
              --------------------------------------------------
    EACH       9.      SOLE DISPOSITIVE POWER     27,890
 REPORTING
              ------------------------------------------------------------------
PERSON WITH   10.      SHARED DISPOSITIVE POWER    0

--------------------------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON
                                                  27,890
----------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES *                    [ ]

----------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11   2.3%

----------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*

              IN
----------------------------------------------------------------

                            (Page 4 of 10 Pages)

-------------------                             ----------------
CUSIP No. 959542101              13D/A         Page 5 of 10 Pages
-------------------                            -----------------


----------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Hummingbird Value Fund, L.P.

----------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A  GROUP*    (a)    [x]
                                                      (b)    [ ]

----------------------------------------------------------------
3.            SEC USE ONLY

----------------------------------------------------------------
4.            SOURCES OF FUNDS

              WC
----------------------------------------------------------------
5.             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
               REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [ ]
----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
----------------------------------------------------------------
  NUMBER OF    7.      SOLE VOTING POWER    	  14,788
   SHARES
              --------------------------------------------------
BENEFICIALLY   8.      SHARED VOTING POWER        0
  OWNED BY
              --------------------------------------------------
    EACH       9.      SOLE DISPOSITIVE POWER     14,788
 REPORTING
              ------------------------------------------------------------------
PERSON WITH   10.      SHARED DISPOSITIVE POWER    0

--------------------------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON
                                                  14,788
----------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES *                    [ ]

----------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11   1.2%

----------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*

          OO
----------------------------------------------------------------

                          (Page 5 of 10 Pages)

-------------------                            ------------------
CUSIP No. 959542101              13D/A         Page 6 of 10 Pages
-------------------                            ------------------


----------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Hummingbird Microcap Value Fund, L.P.

----------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A  GROUP*    (a)    [x]
                                                      (b)    [ ]

----------------------------------------------------------------
3.            SEC USE ONLY

----------------------------------------------------------------
4.            SOURCES OF FUNDS

              WC
----------------------------------------------------------------
5.             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
               REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [ ]
----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
----------------------------------------------------------------
  NUMBER OF    7.      SOLE VOTING POWER    	  13,102
   SHARES
              --------------------------------------------------
BENEFICIALLY   8.      SHARED VOTING POWER        0
  OWNED BY
              --------------------------------------------------
    EACH       9.      SOLE DISPOSITIVE POWER     13,102
 REPORTING
              ------------------------------------------------------------------
PERSON WITH   10.      SHARED DISPOSITIVE POWER    0

--------------------------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON
                                                  13,102
----------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES *                    [ ]

----------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11   1.1%

----------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*

          OO
----------------------------------------------------------------

                          (Page 6 of 10 Pages)

-------------------                            ------------------
CUSIP No. 959542101              13D/A         Page 7 of 10 Pages
-------------------                            ------------------


----------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Tarsier Nanocap Value Fund, L.P.

----------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A  GROUP*    (a)    [x]
                                                      (b)    [ ]

----------------------------------------------------------------
3.            SEC USE ONLY

----------------------------------------------------------------
4.            SOURCES OF FUNDS

              WC
----------------------------------------------------------------
5.             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
               REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)        [ ]
----------------------------------------------------------------
6.            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
----------------------------------------------------------------
  NUMBER OF    7.      SOLE VOTING POWER    	  0
   SHARES
              --------------------------------------------------
BENEFICIALLY   8.      SHARED VOTING POWER        0
  OWNED BY
              --------------------------------------------------
    EACH       9.      SOLE DISPOSITIVE POWER     0
 REPORTING
              ------------------------------------------------------------------
PERSON WITH   10.      SHARED DISPOSITIVE POWER    0

--------------------------------------------------------------------------------
11.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
              REPORTING PERSON
                                                  0
----------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES *                    [ ]

----------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11   0.0%

----------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*

          OO
----------------------------------------------------------------

                          (Page 7 of 10 Pages)

-------------------                             -----------------
CUSIP No. 959542101            13D/A            Page 8 of 10 Pages
-------------------                             -----------------

  AMENDMENT NO. 8 TO SCHEDULE 13D

         This Amendment No. 8, dated November 21, 2006, to Schedule 13D is filed by the Reporting Persons and amends Schedule 13D as previously filed by the Reporting Persons with the Securities and Exchange Commission on October 13, 2006 (the "Schedule 13D"), relating to the common stock, $.01 par value (the "Common Stock") of WESTERN SIZZLIN CORPORATION, a Delaware Corporation.

          Items 3 and 5 the Schedule 13D are hereby amended and restated, as follows:


ITEM 3 SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         As of November 20, 2006, Hummingbird has caused each of HVF and Microcap Fund and The Tarsier Nanocap Value Fund, L.P. ("Tarsier")to invest approximately $84,097, $75,263, and $0.0 respectively, in the Shares of the Issuer using their respective working capital.


ITEM 5 INTEREST IN SECURITIES OF THE ISSUER

         (a) - (b) As the holder of sole voting and investment authority over the Shares owned by HVF,the Microcap Fund,and Tarsier, Hummingbird may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of the aggregate amount of 27,890 Shares representing approximately 2.3% of the outstanding shares of the Issuer (based upon 1,191,850 shares outstanding as of September 30, 2006, as reported on the latest Definitive Schedule 10-Q of the Issuer filed on November 9, 2006). Hummingbird disclaims any economic interest or beneficial ownership of the Shares covered by this Statement.

         Mr. Sonkin is the managing member and control person of Hummingbird, and for purposes of Rule 13d-3 may be deemed the beneficial owner of such Shares deemed to be beneficially owned by Hummingbird. Thus, Mr. Sonkin may be deemed, for purposes of Rule 13d-3, to be the beneficial owner of 27,890 shares representing approximately 2.3% of the outstanding shares of the Issuer (based upon 1,191,850 shares outstanding as of September 30, 2006, as reported on the latest Definitive Schedule 10-Q of the Issuer filed on November 9, 2006). Mr. Sonkin disclaimsany economic interest or beneficial ownership of the Shares covered by this Statement.

                          (Page 8 of 10 Pages)

-------------------                           ---------------------
CUSIP No. 959542101            13D/A           Page 9  of 10 Pages
-------------------                           ---------------------

        (c) Hummingbird caused HVF to effect transactions in the Shares during the past 60 days as set forth below:

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
10/13/2006	open market sale		 1,143		9.542
10/18/2006	open market sale		   700		9.890
10/19/2006	open market sale		11,983		9.583
10/20/2006	open market sale		 8,880		9.501
11/9/2006	open market sale		11,838		9.685
11/16/2006	open market sale		   200		8.750
11/17/2006	open market sale		47,250		8.521
11/20/2006	open market sale		 8,800		8.671


          Hummingbird caused the Microcap Fund to effect transactions in the Shares during the past 60 days as set forth below:


                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
10/13/2006	open market sale		 1,108		9.542
10/18/2006	open market sale		   700		9.890
10/19/2006	open market sale		11,618		9.583
10/20/2006	open market sale		 8,609		9.501
11/9/2006	open market sale		11,000		9.685
11/16/2006	open market sale		   200		8.750
11/17/2006	open market sale		47,250		8.521
11/20/2006	open market sale		 8,800		8.671



	Hummingbird caused Tarsier to effect transactions in the Shares during the past 60 days as set forth below:

                                     NUMBER OF

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
11/9/2006	open market sale 		10,365		9.685


                                (Page 9 of 10 Pages)

-------------------                           ---------------------
CUSIP No. 959542101            13D/A           Page 10  of 10 Pages
-------------------                           ---------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:

Dated: November 21, 2006          HUMMINGBIRD MANAGEMENT, LLC


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                    /s/ Paul D. Sonkin
                                   -------------------------------------
                                   PAUL D. SONKIN


                                   HUMMINGBIRD VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member

                                   HUMMINGBIRD MICROCAP VALUE
                                   FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                   TARSIER NANOCAP VALUE
                                   FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member

                                   HUMMINGBIRD CAPITAL, LLC
                                   (f/k/a Morningside Capital, LLC)


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin